EXHIBIT 16.1

December 13, 2005

Securities and Exchange Commission
Mail Stop 11-3
100 F Street NE
Washington, DC 20549

Dear Sirs/Madams:

We have read Item 4 of Trimax Corporation’s Form 8-K/A dated December 13, 2005 and have the following comments:

1.	We agree with the statements made in section (a) for which we have a basis on which to comment on and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in section (b) for which we have no basis on which to comment.

3.	We agree with the statements made in section (a) in the amended 8-K/A dated December 13, 2005 for which we have a basis on which to comment on, and we agree with, the disclosures.

Yours truly,

/s/ Pannell Kerr Forster